RINO International Corp. Announces Second Quarter 2009 Financial Results

•	Q2 Revenues Increased 17.6% to $40.7 million, net income increased 83% to $9.9 million with EPS of $0.39

•	$81.9 million backlog as of August 7, 2009

•	Cash and Equivalents of $51.7 million on June 30, 2009

•	Management to Host Earnings Conference Call on Tuesday, August 11, 2009 at 12:30 p.m. ET

DALIAN, China, August 10, 2009 -- RINO International Corp. (Nasdaq: RINO), through its subsidiaries and controlled affiliates in the People's Republic of China (collectively, the "Company" or "RINO"), designs, manufactures, installs and services proprietary and patented wastewater treatment, desulphurization equipment, and high temperature anti- oxidation systems for iron and steel manufacturers in the People's Republic of China ("PRC"), today announced the Company's financial results for the second quarter 2009.

SECOND QUARTER 2009 SUMMARY FINANCIAL RESULTS

	Q2 2009	Q2 2008	CHANGE
Net Sales	$40.7 million	$34.6 million	+17.6%
Gross Profit	$14.2 million	$15.3 million	-(7.2)%
Net Income	$9.9 million	*$5.4 million	+83.0%
EPS (Fully Diluted)	$0.39	$0.21	+85.7%

*Denotes a $5.8 million non-cash equity compensation charge take during Q2 2008 related to the Company’s Make Good Provision

2009 Second Quarter Financial Results

Net sales for the second quarter ended June 30, 2009 increased 17.6% to $40.7 million from $34.6 million reported during the second quarter in 2008. Revenue growth was driven by demand for RINO’s major product lines as the Company continued to execute on new and existing project installations. Specifically, the company recorded $30.1 million in flue gas desulphurization (FGD) revenues, an increase of 20.3% from $25.0 million reported in the same period of 2008, $9.2 million in wastewater treatment system sales, an increase of 53.4% over the $6.0 million recorded in the second quarter in 2008, and $1.1 million in anti-oxidation equipment and coatings compared to $1.2 recorded in the same year ago period. The company recorded $0.3 million in machining services revenue, a decrease of 89.6 % from the $2.4 million recorded in the same period in 2008 an. As a percentage of total revenues for the quarter, desulphurization represented 73.9%, wastewater treatment equipment represented 22.7% and anti-oxidation was 2.8%.

Cost of sales for the second quarter of 2009 was $26.6 million as compared to $19.3 million in same period 2008, an increase of 37.3%. Gross profit was $14.2 million in the second quarter of 2009 as compared to $15.3 million for the same period in 2008, a decrease of 7.2%. Gross margins were approximately 34.8% and 44.1%, respectively. The increase in cost of sales was directly attributable to outsourcing costs associated with meeting project installation timelines. As the Company continues to outsource a meaningful portion of projects due to capacity constraints, gross margins will fluctuate from quarter to quarter, depending on the percentage of revenue mix generated from outsourced projects.

Total operating expenses for the second quarter of 2009 decreased 57.4% to $4.2 million from $9.8 million for the same period in 2008. The decrease in operating expenses was directly related to the absence of a $5.8 million charge for stock compensation expense recorded during the second quarter of 2008.  Operating income for the second quarter of 2009 increased 81.8% to $10.0 million from $5.5 million in the year ago period. Operating margins were 24.5% compared to 15.9%.  Adjusting for the non cash charge, operating income would have increased $0.2 million year-over-year.

“During the second quarter we completed three FGD installations and three wastewater treatment system installations while beginning several new projects,” stated Mr. Zou Dejun, President and CEO of RINO International, Inc. “Consistent with previous guidance, we expect margin fluctuations periodically due to outsourcing which is necessary to complement our in-house production capabilities and meet project implementation timelines. We expect gross margins to stabilize in the range of 37-38% for the second half of the year. We are in the final stages of securing new property and expect to commence construction for a new production and fabrication facility this fall which is expected to be operational during the middle of 2010. We believe this will significantly expand our capacity and enable us to meet our future growth objectives while also improving overall margins.”

Net income for the second quarter was $9.9 million, representing an increase of 83.0% from the $5.4 million reported in the same period in the prior year. Earnings per diluted share were $0.39 for the second quarter of 2009 as compared to $0.21 for the second quarter in 2008, based on 25.1 million and 25.2 million shares outstanding, respectively. The company incurred no taxes during each period and has received special tax exempt status from the central government.

Mr. Zou Dejun further elaborated, “We are very pleased to report another quarter of strong growth and profitability as we continue to capitalize on our first mover advantage and dominant market position to expand our business.  On July 31, 2009, the Chinese Ministry of Industry and Information Technology published a formal plan for the implementation of FGD systems in the sintering plants of Chinese steel companies, which is a specific roadmap to accelerate the number of desulphurization projects completed throughout the PRC. This gives us confidence that growth in our sector will further increase thus benefiting RINO and we are hopeful on winning several new project bids which are currently under review.  We are also reiterating 2009 revenue guidance of $176.5 million.”

2009 Six Month Financial Results

For the first six months of 2009 revenues increased 42.2% to $76.3 million from $53.7 million in the year ago period.  Flue gas desulphurization sales increased 48.9% to $55.8 million and represented 73.1% of total sales. Wastewater treatment equipment increased 101.0% to $16.5 million and represented 21.6% of sales. Anti-oxidation equipment and coatings increased 26.8% to $3.6 million, representing 4.7% of total sales while machining services decreased 90.4% to $0.5 million. Cost of sales increased 50.5% to $46.2 million yielding gross profit of $30.1 million, an increase of 30.9% from $23.0 million reported in the year ago period. Gross margins were 39.4% compared to 42.8% during the first six months of 2009 and 2008, respectively. Operating expenses decreased 39.6% to $7.5 million during the first six months of 2009 from $12.5 million during the year ago period, which included a $5.8 million non-cash equity compensation charge. Income from operations increased 115.2% to $22.6 million from 10.5 million with operating margins of 29.6% compared to 19.4%. Net income for the first six months of 2009 increased 114% to $22.3 million from $10.4 million with corresponding diluted earnings per share of $0.89 compared to $0.41 based on 25.1 million and 25.2 million diluted shares in each respective period. The company incurred no income taxes.

Balance Sheet and Cash Flow Discussion

Cash and cash equivalents as of June 30, 2009 were $51.7 million compared to $19.7 million on December 31, 2008. Accounts receivable increased to $73 million from $51.5 million reported as of December 31, 2008.  As a percentage of total annualized sales, our accounts receivable increased to 48.0% at June 30, 2009, compared to 37.0% on December 31, 2008.  The Company reported $30.8 million in short term loans, which is held with Shanghai Pudong Development Bank to provide incremental working capital. The Company had a current ratio of 3.0 to 1 and stockholder's equity increased to $87.9 million from $66.9 million as of December 31, 2008.   RINO International, Inc. had a backlog of $81.9 million as of August 7, 2009.

For the first six months of 2009 the Company generated $9.7 million in cash flow from operations, as compared to $7.6 million cash used in operations for the second quarter in 2008.

Conference Call

RINO International, Inc. will host a conference call on August 11, 2009, at 12:30 p.m. ET. To attend the call, please use the dial information below. When prompted, ask for the "RINO International Call" and/or be prepared to provide the conference ID.

Date:	Tuesday, August 11, 2009
Time:	12:30 p.m. ET
Conference Line Dial-In (U.S.):	1 888-549-7880
International Dial-In:	+ 1 480-629-9866
Conference ID:	4136887
Webcast link:	http://viavid.net/dce.aspx?sid=000068C3

This call is being webcast by ViaVid Broadcasting and can be accessed by clicking on this link http://viavid.net/dce.aspx?sid=000068C3 or at ViaVid's website at http://www.viavid.net , where the webcast can be accessed through September 11, 2009.

A playback recording will be available through August 18, 2009. To listen, please call 800-406-7325 within the United States or +1 303-590-3030 when calling internationally. Utilize the pass code 4136887 for the replay.

About RINO International Corporation

RINO International Corporation, through its direct and indirect subsidiaries, including Innomind Group Limited and Dalian Innomind Environment Engineering Co., Ltd., its contractually-controlled affiliate, Dalian RINO Environmental Engineering Science and Technology Co., Ltd. ("Dalian Rino") and Dalian Rino's wholly-owned subsidiaries, Dalian Rino Environmental Engineering Project Design Co., Ltd. and Dalian Rino Environmental Construction & Installation Project Co., Ltd., is a leading provider of environmental protection equipment for the iron and steel industry in China. Specifically, RINO designs, manufactures, installs and services proprietary and patented wastewater treatment, flue gas desulphurization equipment, and high temperature anti-oxidation systems, which are all designed to reduce either industrial pollution and/or improve energy utilization. RINO's manufacturing facility maintains the ISO 9001 Quality Management System and ISO 14001 Environment Management System certifications, in addition to receiving numerous government and industry awards. Additional information about the Company is available at the Company's website: http://www.rinogroup.com ..

Cautionary Statement Regarding Forward-Looking Information

Certain statement in this press release may contain forward-looking information about the Company. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and statements which may include discussions of strategy, and statements about industry trends future performance, operations and products of each of the entities referred to above. Actual performance results may vary significantly from expectations and projections as a result of various factors, including without limitation and the risks set forth "Risk Factors" contained in the Company's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q.

For more information, please contact:

For the Company:	Investors:
Jenny Liu	Matt Hayden
Tel: +86-411-8766-2700	HC International, Inc.
Email:jennyliu@rinogroup.com	Tel: +1-561-245-5155
Email: matt.hayden@hcinternational.net

-Tables as Follows -
Please refer to notes that accompany all tables

RINO INTERNATIONAL CORPORATION AND SUBSIDIARIES
(FORMERLY KNOWN AS JADE MOUNTAIN CORPORATION)
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$51,744,184	$19,741,982
Restricted cash	-	1,030,317
Notes receivable	1,348,884	2,157,957
Accounts receivable, trade, net of allowance for doubtful accounts of $205,588 and $0 as of June 30, 2009 and
December 31, 2008, respectively	73,019,821	51,503,245
Inventories	1,120,651	1,203,448
Advances for inventory purchase	15,645,759	21,981,669
Other current assets and prepaid expenses	648,240	517,847
Total current assets	143,527,539	98,136,465

PROPERTY, PLANT AND EQUIPMENT, NET	12,729,140	13,197,119

OTHER ASSETS
Prepaid expenses (non-current)	66,323	73,350
Advances for equipment and construction material purchase	5,543,399	5,550,966
Prepayment for land use right	457,667	458,292
Intangible assets, net	1,176,595	1,211,608
Total other assets	7,243,984	7,294,216

Total assets	$163,500,663	$118,627,800

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$4,985,670	$5,816,714
Short-term loan	30,765,000	8,802,000
Customer deposits	56,256	3,609,407
Liquidated damages payable	20,147	2,598,289
Other payables and accrued liabilities	415,544	746,267
Notes payable	88,340	-
Due to a stockholder	439,007	596,023
Tax Payable	11,091,981	5,062,901
Total current liabilities	47,861,945	27,231,601

Warrant Liabilities	3,288,906	-

REDEEMABLE COMMON STOCK ($0.0001 par value, 5,464,357 shares
issued with conditions for redemption outside the control of the company)	24,480,319	24,480,319

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Preferred Stock ($0.0001 par value, 50,000,000 shares authorized,
none issued and outstanding)	-	-
Common Stock ($0.0001 par value, 100,000,000 shares authorized,
25,090,438, shares and 25,040,000 shares issued and outstanding
as of June 30, 2009 and December 31, 2008, respectively	2,509	2,504
Additional paid-in capital	25,105,124	25,924,007
Retained earnings	48,003,651	28,570,948
Statutory reserves	8,673,905	6,196,478
Accumulated other comprehensive income	6,084,304	6,221,943
Total shareholders' equity	87,869,493	66,915,880
Total liabilities and shareholders' equity	$163,500,663	$118,627,800

RINO INTERNATIONAL CORPORATION AND SUBSIDIARIES
(FORMERLY KNOWN AS JADE MOUNTAIN CORPORATION)
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2009 AND 2008
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
REVENUES:
Contracts	$40,469,182	$32,187,128	$75,835,318	$48,484,873
Services	253,068	2,429,986	495,051	5,177,666
	40,722,250	34,617,114	76,330,369	53,662,539

COST OF REVENUE
Contracts	26,123,509	17,583,203	45,249,005	27,845,892
Services	268,912	1,589,775	592,830	2,492,169
Depreciation	162,260	162,481	370,327	320,256
	26,554,681	19,335,459	46,212,162	30,658,317

GROSS PROFIT	14,167,569	15,281,655	30,118,207	23,004,222

OPERATING EXPENSES
Selling, general and administrative expenses	4,116,479	3,638,586	7,487,203	6,332,596
Research and development	29,815	294,473	29,815	304,956
Stock compensation expense	9,263	5,832,960	9,263	5,832,960
TOTAL OPERATING EXPENSES	4,155,557	9,766,019	7,526,281	12,470,512

INCOME FROM OPERATIONS	10,012,012	5,515,636	22,591,926	10,533,710

OTHER INCOME (EXPENSE), NET
Other (expense) income, net	3,871	(16,207)	(5,779)	42,843
Change in fair value of warrants	(1,833,745)	-	(1,810,134)	-
Interest income (expense), net	(72,974)	(112,062)	(191,933)	(168,840)
Gain on liquidated damage settlement	1,746,120	-	1,746,120	-
TOTAL OTHER EXPENSES, NET	(156,728)	(128,269)	(261,726)	(125,997)

INCOME BEFORE PROVISION FOR INCOME TAXES	9,855,284	5,387,367	22,330,200	10,407,713

PROVISION FOR INCOME TAXES	-	-	-	-

NET INCOME	9,855,284	5,387,367	22,330,200	10,407,713

OTHER COMPREHENSIVE INCOME(LOSS):
Foreign currency translation adjustment	(10,019)	1,452,688	(137,639)	3,715,593

COMPREHENSIVE INCOME	$9,845,265	$6,840,055	$22,192,561	$14,123,306

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic	25,070,356	25,000,000	25,055,668	25,000,000
Diluted	25,076,940	25,183,285	25,055,668	25,175,890

EARNINGS PER SHARE:
Basic	$0.39	$0.22	$0.89	$0.42
Diluted	$0.39	$0.21	$0.89	$0.41

RINO INTERNATIONAL CORPORATION AND SUBSIDIARIES
(FORMERLY KNOWN AS JADE MOUNTAIN CORPORATION)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2009 AND 2008
(Unaudited)

	Six Months Ended June 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$22,330,200	$10,407,713
Adjusted to reconcile net income to cash provided by
(used in)operating activities:
Depreciation	478,251	389,553
Amortization	33,377	32,300
Allowance for bad debt	205,687	-
Imputed interest	13,556	10,456
Amortization of long term prepaid expense	7,329	21,276
Stock compensation expense	9,263	5,871,164
(Gain) expense on liquidated damage penalty settlement	(1,746,120)	500,000
Change in fair value of warrants	1,810,134	-
Changes in operating assets and liabilities
Notes receivable	806,516	(1,456,847)
Accounts receivable	(21,802,792)	(14,715,707)
Costs and estimated earnings in excess of billings on uncompleted contracts	-	2,923,610
Inventories	81,194	(1,291,373)
Advances for inventory purchase	6,308,955	(6,282,450)
Other current assets and prepaid expenses	(131,544)	153,165
Accounts payable	(823,508)	(559,222)
Billings in excess of costs and estimated earnings on uncompleted contracts	-	122,498
Customer deposits	(3,549,925)	885,859
Other payables and accrued liabilities	(329,915)	(510)
Sales commission payable	-	781,273
Tax payable	6,038,867	(5,462,952)
Net cash provided by (used in) operating activities	9,739,525	(7,670,194)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(28,051)	(610,720)
Advances for construction materials and equipment purchases	-	(3,107,868)
Net cash used in investing activities	(28,051)	(3,718,588)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment on due to shareholder	(824,808)	-
Proceeds from shareholder advances	668,449	670,386
Decrease (increase) of restricted cash	1,030,317	(3,964,579)
Proceeds from notes payable	88,382	2,375,971
Proceeds from short-term loan	21,985,500	7,092,000
Payment on liquidated damage penalty	(615,018)	-
Net cash provided by financing activities	22,332,822	6,173,778

EFFECT OF EXCHANGE RATE ON CASH	(42,094)	345,621

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	32,002,202	(4,869,383)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	19,741,982	7,390,631

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$51,744,184	$2,521,248

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$369,146	$213,381
Income taxes	$229,848	$5,158,928

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Shares issuance for liquidated damage penalty settlement	$217,004	$-